Contacts: Tracy Staniland	Peter Cauley	Stephen Greene
Director of Marketing	Chief Financial Officer	Brodeur Worldwide
DataMirror Corporation	DataMirror Corporation	617-587-2872
905-415-0310 ext. 274	905-415-0310 ext. 271	sgreene@brodeur.com
tstaniland@datamirror.com	pcauley@datamirror.com

DataMirror CEO Joins Executive Panel at
The Date Warehousing Institute’s World Conference 2001

Nigel Stokes to Address Data Warehousing Methodologies and Best Practices

Markham, CANADA – (February 12th, 2004)–DataMirror (Nasdaq: DMCX; TSX: DMC),  a leading provider of live, on demand data integration and protection solutions, today announced that its Chief Executive Officer, Nigel Stokes will join other visionaries in a panel discussion at The Data Warehousing Institute’s (TDWI) World Conference at Bally’s Las Vegas, Nevada. The discussion will take place on Tuesday, February 17th from 2:15 to 3:15 p.m., and will focus on “Technology Options for Building the Real-time Enterprise”.  This panel will expand on the methodologies raised in the recent report “Building the Real-time Enterprise” which was co-sponsored by DataMirror and published by TDWI.

“IT managers and administrators are seeking cost-effective, real-time technologies that can be used to extend existing data warehousing architectures in support of day-to-day decision-making,” explains Nigel Stokes. “I look forward to sharing insight and answering questions on data warehousing and business intelligence best practices that have helped companies in a number of industries gain competitive advantage, including a leading U.S.-based manufacturer that reports saving $2.9 million on data warehousing costs over a two-year period. By examining this and other successes, participants will discover how to apply real-time concepts and tools to produce similar benefits.”

Participants can also visit DataMirror at Booth #306 on February 17th and 18th to learn more about DataMirror’s software solutions for real-time data warehousing and business intelligence.

About TDWI
The Data Warehousing Institute™ (TDWI), a division of 101communications, is the premier provider of in-depth, high quality education and training in the business intelligence and data warehousing industry. TDWI is dedicated to educating business and information technology professionals about the strategies, techniques, and tools required to successfully design, build,   and maintain data warehouses. It also fosters the advancement of data warehousing research and contributes to knowledge transfer and the professional development of its Members. TDWI sponsors and promotes a worldwide membership program, annual educational conferences, regional educational seminars, onsite courses, solution provider partnerships, awards programs for the best practices and leadership in data warehousing and innovative technologies, resourceful publications, and an in-depth research program. For more information, visit http://www.dw-institute.com/.

About DataMirror
DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of live, on demand data integration and protection solutions, gives companies the power to manage, monitor and protect their corporate data in real-time. DataMirror’s comprehensive family of LiveBusiness™solutions helps customers easily and cost-effectively capture, transform and flow data throughout the enterprise. DataMirror unlocks the experience of now™by providing the live, on demand data access, integration and availability companies require today across all computers in their business.

Over 1,750 companies have gone live with DataMirror software including Debenhams, FedEx Ground, First American Bank, GMAC Commercial Mortgage, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Markham, Canada, and has offices around the globe. For more information, visit www.datamirror.com.

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"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon on the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in the DataMirror’s Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. DataMirror disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2004 DataMirror Corporation. All rights reserved. DataMirror, LiveBusiness, and The experience of now are trademarks or registered trademarks of DataMirror Corporation. The Data Warehousing Institute is a trademark of The Data Warehousing Institute. All other brand or product names are trademarks or registered trademarks of their respective companies.